Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Form S-8 No. 333-74984, Form S-8 No. 333-111929, Form S-8 No. 333-163639 and Form S-3 No. 333-130113 of Pilgrim’s Pride Corporation of our report dated February 11, 2011, except for Note 23, as to which the date is August 19, 2011, with respect to the consolidated financial statements and schedule of Pilgrim’s Pride Corporation for the year ended December 26, 2010 included in this report (Form 8-K) dated August 19, 2011.

/s/ Ernst & Young LLP

Denver, Colorado

August 19, 2011